                                                                      EXHIBIT 15


July 30, 2001


Board of Directors
Sykes Enterprises, Incorporated
100 N. Tampa Street
Tampa, FL 33602


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information (restated) of Sykes Enterprises, Incorporated and subsidiaries for the period ended March 31, 2001, as indicated in our report dated April 23, 2001 (July 30, 2001 as to Note 1); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2001, is incorporated by reference in Registration Statement Nos. 333-23681, 333-76629, and 333-88359 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP

Tampa, Florida